Exhibit 99.1

FOR IMMEDIATE RELEASE

Safety Shot, Inc. and Yerbaé Brands Corp Majority Shareholders Approve Proposed Acquisition of Yerbaé Brands Corp.

SCOTTSDALE, AZ – June 13, 2025 (GLOBE NEWSWIRE) – Safety Shot, Inc. (Nasdaq: SHOT) (“Safety Shot” or the “Company”), a wellness and dietary supplement company, today announced that it a majority of its shareholders have voted by a majority to approve the proposed acquisition of Yerbaé Brands Corp. (TSX-V: YERB.U) (“Yerbaé”), a plant-based functional beverage company.

The approval was obtained at Safety Shot’s Special Meeting of Stockholders held earlier yesterday. Following the completion of the merger, which is expected to occur next week, the combined company will continue to operate under the name Safety Shot, Inc., and its common stock will continue to trade on The Nasdaq Capital Market under the ticker symbol “SHOT”. Upon closing, Yerbaé’s shares will be delisted from the TSX Venture Exchange.

Jarrett Boon, Chief Executive Officer of Safety Shot, stated, “On behalf of Safety Shot’s Board of Directors, I want to extend our sincere gratitude to our stockholders for their overwhelming support and majority approval of this transformative acquisition. This vote marks a pivotal milestone and is a testament to the significant strategic value and growth potential that the combination of Safety Shot and Yerbaé represents. We are thrilled to move forward with satisfying the final closing conditions and look forward to welcoming the Yerbaé team and completing the transaction next week.”

As previously announced on January 8, 2025, the acquisition brings together Safety Shot’s innovative wellness solutions, including its patented Sure Shot™ rapid alcohol reducer product, with Yerbaé’s popular and growing line of plant-based, zero-sugar, zero-calorie energy beverages. The combination is expected to create a powerful force in the functional beverage market by leveraging Yerbaé’s robust retail and distribution network to accelerate the growth of both brands.

The Company will announce further details upon the formal completion of the merger.

The final voting results from the Special Meeting of Stockholders will be made available in a Current Report on Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission.

Advisors Maxim Group LLC is serving as the exclusive financial advisor to Safety Shot in connection with the transaction.

About Safety Shot, Inc. Safety Shot, Inc., a wellness and dietary supplement company, has developed Sure Shot, the first patented wellness product on Earth that lowers blood alcohol content by supporting its metabolism, while boosting clarity, energy, and overall mood. Sure Shot is available for purchase online at www.sureshot.com, www.walmart.com and Amazon. Safety Shot, Inc. is introducing business-to-business sales of Sure Shot to distributors, retailers, restaurants, and bars throughout 2025.

About Yerbaé Brands Corp. Founded in 2017, Yerbaé Brands Corp. is a plant-based functional beverage company that has captured the attention of health-conscious consumers with its line of zero-sugar, zero-calorie energy beverages. Yerbaé’s products are formulated with yerba mate and other clean ingredients to provide a “better-for-you” energy boost.

Investor Relations: Phone: 561-244-7100 Email: investors@drinksafetyshot.com

Forward-Looking Statements: This press release contains forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding the expected completion of the acquisition. These forward-looking statements are based on the current expectations of the management of Safety Shot and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Safety Shot, Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.